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Exhibit 3.27

State of Delaware

Office of the Secretary of State

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "RIVERTON COAL PRODUCTION INC." AS RECEIVED AND FILED IN THIS OFFICE.

        THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

        CERTIFICATE OF INCORPORATION, FILED THE TWENTY-NINTH DAY OF DECEMBER, A.D. 1994, AT 4:30 O'CLOCK P.M.

        CERTIFICATE OF RENEWAL, FILED THE TWENTY-THIRD DAY OF JUNE, A.D. 1997, AT 9 O'CLOCK A.M.

	[SEAL]	/s/ EDWARD J. FREEL Edward J. Freel, Secretary of State
2466238 8100H		AUTHENTICATION:	0020635
991430324		DATE:	10-12-99

CERTIFICATE OF INCORPORATION

OF

RIVERTON COAL PRODUCTION INC.

        1.    Name.    The name of the Corporation is Riverton Coal Production Inc.

        2.    Registered Office and Agent.    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name-of the Corporation's registered agent at such address is The Corporation Trust Company.

        3.    Purpose.    The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

        4.    Authorized Capital.    The aggregate number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of One Dollar ($l.00).

        5.    Incorporator.    The name and mailing address of the incorporator are William A. Humenuk, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

        6.    Bylaws.    The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

        7.    Elections of Directors.    Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

        8.    Right to Attend.    The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

        9.    Limitation on Liability.    The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Dated: December 29, 1994	/s/ WILLIAM A. HUMENUK William A. Humenuk, Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 06/23/1997 971208311 - 2466238

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL
AND
REVIVAL OF CHARTER

        Riverton Coal Production, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

        1.     The name of this corporation is Riverton Coal Production, Inc.

        2.     Its registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, and the name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

        3.     The date of filing of the original Certificate of Incorporation in Delaware was December 29, 1994.

        4.     The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 1997, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

        5.     This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1997, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

        IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Gary D. Kale, the last and acting authorized officer hereunto sets his hand to this certificate this 19th day of June, 1997.

/s/ [ILLEGIBLE]
Its:	President

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Exhibit 3.27